Exhibit 10.18
LEASE
BY AND BETWEEN
MOTOROLA, INC., a Delaware corporation
as Landlord
and
NANOSPHERE, INC. a Delaware corporation,
as Tenant.

LEASE
      THIS LEASE (“Lease”), made and entered into this 24th day of March, 2003, between MOTOROLA, INC., a Delaware corporation, having an office at 1303 East Algonquin Road, Schaumburg, Illinois 60196, (hereinafter called “Landlord”) and NANOSPHERE, INC., a Delaware corporation, having an address at 1818 Skokie Boulevard, Northbrook, IL 60062 (hereinafter called “Tenant”);
     1. Premises.
     A.  Landlord desires to lease to Tenant, and Tenant desires to lease from Landlord, 40,945 rentable square feet of space (including 145 square feet of shared dock space) as depicted in the floor plan attached hereto has Exhibit A (hereinafter the “Premises”) in the building owned by Landlord and located at 4100 Commercial Avenue, Northbrook, IL, (hereinafter the “Building”), which Building, consists of 83,172 rentable square feet.
     B. Landlord hereby grants to Tenant, during the Term of this Lease or any extension thereof, in a ratio of 3.5 parking spaces per 1,000 square feet of rentable space leased by Tenant, the non-exclusive use in common with other tenants or occupants of the Building of 143 parking spaces for use by Tenant’s employees, invitees, visitors and agents of the parking spaces adjacent to the Building.
     2. Term.
     A. The term of this Lease shall be for a period of seven (7) years, and three months, which term shall commence on March 24, 2003 (hereinafter “Commencement Date”) and end on May 31, 2010; (hereinafter “Term”) said Term subject to extensions pursuant to agreement of the parties or any option hereinafter set forth.
     B.  In the event possession of the Premises is delivered to Tenant after the Commencement Date set forth in Paragraph 2.A. hereinabove, the Term shall be deemed to commence on the date possession is delivered to Tenant and the termination date shall be extended accordingly, but in the event the new termination date would occur other than the last day of a calendar month, said termination date shall be on the last day of that month. If Landlord fails to deliver the Premises to Tenant by May 1,2003, it shall be a default of Landlord under this Lease.
      3. Base Rent.
     Tenant shall pay to Landlord a late charge equal to One Thousand Two Hundred and 00/100 Dollars ($1,200.00) for any installment of monthly Base Rent (defined below) or any other amount payable under this Lease that is paid late as liquidated damages to compensate Landlord for costs and inconveniences of special handling and disruption of cash flow. Late charges and interest in the amount of the higher of either ten percent (10%) per annum or prime rate plus two points per annum as declared from time to time by The Northern Trust Bank located in Chicago, Illinois shall commence on the fifth business day of each calendar month. In any five (5) year period during the Lease term, Tenant shall not be charged late fees or interest on two (2) late payments so long as Tenant pays the late amount within three (3) days after receipt of a notice indicating a late payment.

     A. Base Rent — Initial Term.
     During the initial Term of the Lease, Tenant will pay to Landlord, in advance and without demand at the office of the Landlord or at such other place as Landlord from time to time may notify Tenant in writing, monthly base rent, (hereinafter “Base Rent”) payable on the first day of each calendar month pursuant to the following schedule:

Lease Years	Months	Annual Base Rent Rate	Monthly Base Rent
1	1-3	$11.00/SF	Abated
1	4-12	$11.00/SF	$37,532.92
2	13-24	$11.28/SF	$38,471.24
3	25-36	$11.56/SF	$39,433.02
4	37-48	$11.85/SF	$40,418.85
5	49-60	$12.14/SF	$41,429.32
6	61-72	$12.45/SF	$42,465.05
7	73-84	$12.76/SF	$43,526.68
8	85-87	$13.08/SF	$44,614.84
with appropriate proration of Base Rent if the initial Term or any portion of the Term hereof should commence on a date other than the first day of a calendar month. The first day of month four (4) shown above is the Base Rent Commencement Date per Section 3B below.
     For purposes of this Lease, the term “Lease Year” means the one year period beginning on the Commencement Date and ending 364 days thereafter and the anniversary thereof each year. For purposes of this Lease, the partial month of March, 2003 shall be considered for purposes of computation of the rental abatement as a “Lease Month”.
     B. Rent Commencement Dates — Base Rent Abatement.
     Tenant shall commence paying Base Rent to Landlord for the Premises on the earlier of the first (1st) day of the fourth (4h) month after the Commencement Date or July 1, 2003 (hereinafter the “Base Rent Commencement Date”). Tenant shall commence paying Additional Rent to Landlord for the Premises thirty (30) days after the Commencement Date, but in no event later than April 1, 2003, (hereinafter the “Additional Rent Commencement Date”). Base Rent shall abate for the Premises until the Base Rent Commencement Date.
     C. Additional Rent.
     In addition to the Base Rent required to be paid by Tenant under this Section 3, Tenant shall pay to Landlord as additional rent all other amounts required to be paid under the terms of this Lease and required to be paid by Tenant under Section 50 below, which amounts constitute costs for real estate taxes, insurance and common area maintenance. All amounts payable to Landlord under this Lease constitute rent and shall be payable without notice, demand, deduction or offset, except as set forth in this Lease, to such person and at such place as Landlord may from time to time designate by written notice to Tenant.
     4. Condition of Premises/Landlord’s Work.

     A. Landlord shall have no obligation to make any improvements or alterations to the Premises or the Building whatsoever prior to the Commencement Date, and Tenant accepts the Premises in an “AS IS” condition, with all faults; the foregoing, however, shall not relieve Landlord of its maintenance and repair obligations with respect to the Building as otherwise set forth in this Lease or Landlord’s responsibility to repair latent defects in the Premises. Provided, however that
(i)	Within sixty (60) days after the Commencement Date of this Lease, Landlord agrees to install a demising wall between the Premises and the other areas of the Building as indicated on Exhibit A attached hereto;

(ii)	Landlord agrees to install or cause to be installed an electric meter for the Premises and such other separate utility meters as Landlord determines are feasible for the Premises at Landlord’s expense and not as an operating cost of the Building;

(iii)	Landlord agrees to deliver the Premises to Tenant in a broom clean condition; and

(iv)	Landlord agrees to replace the floor tiles in the computer room that are damaged or curled at Landlord’s expense.
     B. Tenant Improvements.
     With respect to Tenant Improvements, the parties agree as follows:
     (i) Landlord and Tenant acknowledge and agree that Tenant is hereby authorized to construct and install at the Premises those improvements (hereinafter the “Tenant Improvements”) described in Exhibit B attached hereto and incorporated herein. Tenant shall, at its sole expense (but subject to reimbursement by Landlord from the Tenant Improvement Allowance described below), construct the Tenant Improvements as described in Exhibit B in accordance with the plans and specifications. The plans and specifications for the Tenant Improvements shall be subject to Landlord’s approval (which approval or disapproval, and in the case of a disapproval with written reasons for the disapproval, shall be given by Landlord within five (5) business days after receipt of such plans and specifications for initial submissions and within three (3) business days after receipt of such plans and specifications that have been modified or corrected) which shall not be, unreasonably withheld or delayed by Landlord.
     (ii) Tenant agrees that it will apply for and obtain any required building permits. All construction shall be performed in a workmanlike manner with valid permits. If any improvements to the Building or Premises are required by the local municipality due to the Tenant Improvements or alterations requested by Tenant, such additional improvements shall be at Tenant’s expense.
     C. Tenant Improvement Allowance.
     (i) Landlord hereby agrees to provide Tenant with a tenant improvement allowance of Five and 00/100 Dollars ($5.00) per rentable square foot or Two Hundred Four Thousand Seven Hundred Twenty-Five and 00/100 Dollars ($204,725.00) (hereinafter the “Tenant Improvement Allowance”). Tenant shall have the right to utilize all or any portion of the Tenant Improvement Allowance for costs associated with relocating to the Premises and for construction of the Tenant Improvements including, but not limited to, costs attributable to construction of the Tenant Improvements, architecture, design and engineering fees, costs incurred for the purchase of furniture, furniture systems, telecommunication systems, management information systems, moving costs and other costs associated with the relocation to the Premises.
     (ii) The Tenant Improvement Allowance will be paid to Tenant or Tenant’s contractors for construction of the Tenant Improvements and/or other permitted costs as outlined above. If the Tenant Improvements cost more than the Tenant Improvement Allowance, Tenant shall pay for such overage. One-half of the Tenant Improvement Allowance will be paid to Tenant on or before thirty (30) days after the Commencement Date. Upon payment by Tenant of Base Rent on the Base Rent Commencement Date, the remainder of the Tenant Improvement Allowance will be paid to Tenant, at Tenant’s option, either to Tenant or to Tenant’s contractors upon completion of the Tenant Improvements (or completion of such portion of the Tenant Improvements or other allowable costs to equal the Tenant Improvement Allowance) and upon satisfaction of the following requirements: (i) Landlord has received Tenant’s direction to make such disbursements at least fifteen (15) days prior to the date such sums are due to Tenant or Tenant’s contractors, (ii) Tenant has delivered to Landlord such sworn statements, affidavits and lien waivers from all contractors, subcontractors and material suppliers as Landlord may reasonably require and (iii) Tenant has delivered to Landlord reasonable detail, invoices and backup to support the disbursement of the Tenant Improvement Allowance.
     (iii) Landlord shall have the right to approve the list of Tenant’s contractors and subcontractors.
     (iv) Any unused portion of the Tenant Improvement Allowance may be utilized by Tenant as a credit applicable to Base Rent and Additional Rent until the Tenant Improvement Allowance is fully utilized by Tenant, if Tenant’s cost of construction of its Tenant Improvements and Tenant’s costs associated with relocation to the Premises do not exhaust the Tenant Improvement Allowance.
     5. Use.
     Tenant shall have the right to use the Premises for any lawful purpose permitted by applicable zoning ordinances. Tenant in its use and occupancy of the Premises shall not commit waste, nor overload the floors or structure, nor subject the Premises to any use which would tend to damage any portion thereof, provided such tendency to cause damage is reasonably foreseeable.
     All of the portions of the Building made available by Landlord for use in common to tenants and their employees and invitees (“Common Areas”) shall at all times shall remain subject to Landlord’s exclusive control and Landlord shall be entitled to make such changes in the Common Areas as it deems appropriate, so long as access to the Premises is not materially changed and Tenant’s occupancy of the Premises for its desired use is not interrupted.
     6. Security Deposit.
     Tenant has deposited or has agreed that Landlord may deposit out of the Tenant Improvement Allowance, the sum of Seventy-Five Thousand and 00/100 Dollars ($75,000.00) (hereinafter the “Security Deposit”) with Landlord concurrently with the full execution and delivery of this Lease. This Security Deposit will be returned to Tenant without interest within thirty (30) days after the expiration or earlier termination of the Lease and upon return of the Premises to Landlord in full compliance with the terms of this Lease. In the event Tenant defaults under any provision of this Lease, Landlord may, after written notice to Tenant and after the expiration of applicable cure periods, apply all, or any part of the Security Deposit to amounts owed by Tenant hereunder. In the event Landlord elects to apply the Security Deposit as provided for above, Tenant shall promptly restore such deposit to the original amount. Landlord may, at its discretion, commingle such funds with its other funds.
     7. Compliance.
     Tenant shall, during the Term of this Lease conform the use Tenant makes of the Premises to all applicable laws, statutes, orders, ordinances, rules and regulations of all federal, state or political subdivisions having jurisdiction over the Premises, now in force or that may be enacted hereafter, provided that the provisions of this Paragraph 7 shall not require the Tenant to structurally rebuild, the Premises and/or the improvements forming a part of the Premises to make said Premises and/or improvements comply with any such laws, statutes, orders, ordinances, rules or regulations, unless such structural improvements are required due to the specific use that Tenant makes of the Premises. To Landlord’s knowledge, since the date that is two (2) years prior to the Commencement Date, Landlord has not received any written notice from any governmental body that the Building violates in any material respect any governmental law or regulation, which remains unresolved with the issuing governmental body.
     8. No Waste or Damage.
     Tenant shall not commit any waste upon or do any damage to the Premises. Tenant shall not use or permit the use of the Premises for any unlawful purpose. Tenant shall not permit any rubbish, refuse or garbage to accumulate or create a fire hazard in or about the Premises. In connection with its occupancy of the Premises, Tenant shall not use the Premises in violation of any laws, ordinances, regulations or orders of any duly constituted authorities of the city, county, state and federal government.
      9. Changes, Alterations and Additions.
     No material changes, alterations or additions shall be made to the Premises by Tenant without the prior approval of Landlord, which approval shall not be unreasonably withheld. For purposes of this Section 9, a “material” change, alteration or addition shall be a change that requires the expenditure of a sum in excess of Twenty-Five Thousand and 00/100 Dollars ($25,000.00). Prior to making any such changes, alterations or additions, Tenant shall submit written plans and drawings respecting same to Landlord and Landlord shall approve or disapprove same within fifteen (15) days after receipt thereof. All changes, alterations and additions shall comply with the applicable City, County and State laws, statutes, orders, ordinances, rules and regulations. Landlord agrees, if necessary, to join in any applications to governmental authorities for such permits as may be required to do the work contemplated in this Paragraph 9. Any Tenant Improvements, permanent additions to or alterations of the Premises, except removable paneling and wall fixtures and furniture and trade fixtures (and further excluding all signs, and goods and materials used in the Tenant’s business) shall become a part of the realty and belong to Landlord unless otherwise agreed by Landlord and Tenant. If Landlord so requests at least three (3) months before the expiration of the Lease, Tenant shall remove its Tenant Improvements and other alterations to the Premises at the expiration of the Lease and restore the Premises to an office condition or to such condition as existed immediately before the installation of the Tenant

Improvements or alterations. In no event will Tenant be required to remove the labs existing in the Premises upon the Commencement Date. Tenant’s removable paneling and wall fixtures and furniture, trade fixtures, signs, laboratory equipment, goods and materials used in Tenant’s business shall at all times remain personal property and may be removed from time to time by Tenant provided, however, that Tenant shall be responsible for the cost of repair and restoration of any physical injury to the Premises caused by the removal of any such property. The furniture listed in Exhibit C to this Lease shall not belong to Tenant, unless and until the provisions of Section 58B are satisfied. The items listed in Exhibit D (the “Landlord Equipment Inventory”) to this Lease including the generators, UPS equipment, security system and fume hoods shall at all times remain the property of Landlord.
     10. Ingress and Egress.
     The Landlord grants to Tenant the nonexclusive right to ingress and egress to the Premises over (a) the existing streets and highways adjoining the Premises and (b) any and all portions of the property and the Building of which the Premises are a part. Tenant shall have full and unimpaired access to the Premises at all times, twenty-four (24) hours a day, seven (7) days a week, except as provided in Paragraphs 12, 16 and 17. The Landlord will not unreasonably interrupt or disturb any entrances, and will use all reasonable means to prevent any interruption, disturbance or deprivation by any third party.
     11. Services.
In addition to the repairs set forth in Section 12, Landlord shall perform or provide the following services with respect to the Building:
(a)	Maintenance of all common areas of the Building, including interior lobbies, loading dock hallways, landscaping, the fire alarm system until separated and parking areas;

(b)	Water to the Premises;

(c)	Snow and ice removal from outdoor common areas; and

(d)	Access to the Premises at all times.
Notwithstanding anything contained herein to the contrary, in the event of any interruption of services (which interruption is within Landlord’s control) rendering all or any portion of the Premises untenantable, Tenant shall be entitled to an abatement of rent for the affected portion of the Premises at such time as the interruption exceeds five (5) business days.
     12. Repairs.
     Landlord, during the Term of this Lease and any extension thereof, shall make all repairs and replacements to all structural portions of the Premises, including, but not limited to, the exterior walls (including doors), roof and foundations, pipes and conduits, and utility installations, adjoining sidewalks, driveways, service areas and curbs (irrespective of any duty on the part of any governmental agency to make or order such repairs and replacements), and all repairs and replacements necessary to put and maintain the exterior of the Premises and parking area (including, but not limited to, filling holes and resealing as necessary, but subject to normal wear and tear), including all improvements now or hereafter thereon, and all appurtenances thereto (including sewer and sewer connections, water and gas pipes and connections, electrical wires and connections) in a safe and tenantable condition and in good order and repair as expected for a comparable single story office flex building in the Northern Suburbs of Chicago, Illinois, except for those repairs made necessary by the negligent acts of the Tenant or its employees to the extent those repairs are not covered by Landlord’s insurance. Landlord shall make all repairs to the interior of the Premises which may be of a structural nature or which are caused by structural failures or movement, repairs to the interior of the Premises made necessary by leakage of the roof, or by leakage of any utility installation; provided, however, that Landlord shall not be obligated to make repairs for any structural damage caused by Tenant, its employees, invitees or agents. Lawns, landscaping and shrubbery care and snow removal shall be the responsibility of Landlord and shall be a common area maintenance cost of which Tenant shall pay its proportionate share. Tenant, during the Term of this Lease and any extension thereof, agrees to keep in good order and repair all interior portions of the Premises (including overhead doors, docks contained within the Premises and the electric operators thereof,), except such repairs as under this Lease Landlord is required to make and except repairs which are made necessary because of faulty construction and except repairs which are the obligation of Landlord under Paragraph 16 of this Lease. Tenant shall also provide ordinary maintenance for the plumbing and light fixtures (within the Premises) and shall replace any interior glass (not part of the outside walls) which may be damaged or broken with glass of the same quality. Tenant, at Tenant’s cost, will be responsible for trash removal, janitorial and security for the Premises. In addition, Tenant shall (at Tenant’s cost and expense) maintain and insure the items listed in Exhibit D as the Landlord’s Equipment Inventory that are being utilized by Tenant during the Term of this Lease.
     13. Interior Mechanical Equipment (HVAC System).
     During the Term of this Lease and any extension thereof, Tenant at its expense, shall provide proper, periodic and normal maintenance and inspection and replacement for such heating and air conditioning equipment as exists upon the Premises at the commencement of this Lease as identified in Exhibit E and such heating and air conditioning equipment as Tenant may add during the term of this Lease. If this equipment requires repairs or replacement of parts, or both, of a major or substantial nature (i.e., in excess of proper, periodic and normal maintenance and inspection), these repairs or replacements, or both, shall be made by Tenant. Examples of “parts of a major or substantial nature” are compressors, boilers and fan units. Landlord has contracted for the maintenance of the HVAC system through an annual service and maintenance contract and has no knowledge of any outstanding maintenance issues.
     14. Utilities and Services.
     Tenant shall pay for all water, heat, gas, fuel, electricity, telephone service and all other services in the nature of utility services supplied to the Premises for use by Tenant as well as services supplied to Tenant in the operation of its business, together with any taxes thereon.
     15. Inspection.
     Tenant will allow Landlord, upon twenty-four (24) hour notice from Landlord, (except no notice shall be required in the case of an emergency), access to the Premises at reasonable times during normal working hours for the purpose of examining or exhibiting the same or making repairs Landlord is required to make or exhibiting same to lenders and prospective purchasers. Unless Tenant has given notice to Landlord to extend the Term of this Lease, Landlord may exhibit the Premises to prospective tenants at any time within one (1) year prior to the expiration of the lease Term or any extension thereof.
     16. Damage or Destruction of Premises.

     A. In the event of minor damage (less than fifty percent (50%) to the Premises by fire or any other cause which renders the Premises untenantable in part but Tenant is able in its reasonable judgment to conduct its business therein, and Tenant continues to occupy them in part, the rent shall be apportioned and reduced from the date the damage occurs in the proportion that the unoccupied portion of the Premises bears to the entire Premises until the damage has been repaired.
     B. In the event of substantial damage (fifty percent (50%) or more) (including destruction) to the Premises by fire or any other cause which renders the Premises untenantable in whole or in such part that Tenant in its reasonable judgment deems it impracticable to conduct its business therein, the rent shall wholly abate and be apportioned from the date the damage occurs until the damage has been repaired.
     C. In the event of either minor or substantial damage, unless this Lease is terminated as hereafter provided in Paragraph 16.D. hereof, Landlord shall commence within ten (10) days after the date the damage occurs (or within ten (10) days after receipt of such notice is given) to repair the Premises to the condition in which they were immediately prior to such damage, and Landlord shall complete such repair with due diligence and dispatch. If the damage is not repaired within a reasonable time or in any event within sixty (60) days from the date the damage occurs in the case of minor damage and one hundred twenty (120) days from the date the damage occurs in the case of substantial damage, Tenant shall have the right to terminate this Lease by giving Landlord written notice (served no later than thirty (30) days after such right to cancel and terminate arises) of termination.
     D. In the event the Premises are damaged at any time during the last twelve (12) months of the initial lease Term or at any time during the last twelve (12) months of any extension term by fire or any other cause to the extent of fifty percent (50%) or more of the replacement value thereof as of the date such damage occurs, this Lease, hereof, may be terminated at the election of either Landlord or Tenant by giving notice in writing of such election to the other party within ten (10) days from the date the damage occurs. Upon such termination, any unearned rent or other payments paid in advance beyond the date of damage shall immediately be refunded to Tenant.
     17. Condemnation.
     A. If the whole or any substantial part (fifty percent (50%) or more) of the Premises shall be taken or condemned by any competent authority for any public use or purpose, the Term of this Lease shall end upon, and not before, the date when the possession of the part so taken shall actually be required for such use or purpose. Current rent shall thereupon be apportioned as of the date of such termination.
     B. If only an insubstantial part (less than fifty percent (50%) of the Premises shall be taken or condemned, and Tenant is able, in its reasonable judgment, to continue to operate its business in the Premises, and such taking or condemnation does not give Tenant the right to terminate this Lease, this Lease shall continue in full force and effect, and the rental due thereunder shall abate proportionately to the extent that Tenant is deprived of usable area either in the Premises or otherwise, and as of the date of such deprivation. If Tenant is not able, in its reasonable judgment, to continue normal business operation, Tenant may terminate this Lease immediately upon written notice to Landlord. In the event this Lease is not terminated under this Paragraph, Landlord shall, at Landlord’s sole cost and expense, restore the remaining portion of the Premises to the extent necessary to render them reasonably suitable for the purposes for which they were leased, and shall make all repairs to the Premises to the extent necessary to constitute the Premises a complete architectural unit.
     C. In any such case, whether this Lease is terminated or not, each party shall be entitled to claim and receive an award of damages suffered by it by reason of such taking. Landlord shall be entitled to receive and retain the entire award or consideration for the affected lands and improvements and Tenant shall not have or advance any claims against Landlord for the value of its property or its leasehold estate or the unexpired term of this Lease or for costs of removal or relocation or business interruption expense or any other damages arising out of the taking or purchase. Nothing herein shall give Landlord any interest in, or preclude Tenant from seeking and recovering on its own account from the condemning authority, any award of compensation attributable to the taking or purchase of Tenant’s chattels or trade fixtures or attributable to Tenant’s relocation expense or loss of goodwill provided that any such separate claim by Tenant shall not reduce or adversely affect the amount of Landlord’s award. If any such award made or compensation paid to Tenant specifically includes an award or amount for Landlord, Tenant shall promptly account therefor to Landlord.
     18. Landlord’s and Tenant’s Liability.
     Landlord shall not be liable for damage to property of Tenant in the Premises and the common areas or for injury to person unless such damage or injury is caused by (A) Landlord’s failure to make repairs or perform any obligations which Landlord is obligated to make under this Lease or (B) is caused by the fault or negligence of Landlord, Landlord’s agents, employees, contractors, subcontractors, licensees or other authorized representatives.
     Tenant shall not be liable for damage to property of Landlord in or around the Building (but excluding the Premises) and the common areas or for injury to person unless such damage or injury is caused by (A) Tenant’s failure to make repairs it is obligated to make under this Lease or (B) is caused by the fault or negligence of Tenant, its agent, employees, contractors, subcontractors, licensee or other representatives.
     19. Default.
     A. If any default of Tenant continues uncorrected for thirty (30) days (seven (7) days in the case of a default in the payment of rent or other amount due hereunder) after receipt of written notice from the Landlord, stating with particularity the nature and extent of the default, the Landlord may cancel this Lease by written notice of cancellation; provided, however, that in the case of a non-monetary default which cannot be reasonably cured by Tenant within thirty (30) days, Tenant shall be granted an additional period of time within which to effect a cure so long as Tenant has commenced and is diligently pursuing a cure within the initial thirty (30) day period. No delay or omission of Landlord in exercising any right accruing upon any default of Tenant shall impair any such right or be construed to be a waiver thereof, and every such right may be exercised at any time during the continuance of such default. A waiver by Landlord of a breach or a default by Tenant under any of the terms and conditions of this Lease may be exercised at any time during the continuance of such default. A waiver by Landlord of a breach or a default under any of the terms and conditions of this Lease by Tenant shall not be construed to be a waiver of any subsequent breach or default or of any other term or condition of this Lease.

     B. In the event of any default or breach of this Lease by Tenant, which continues beyond applicable cure periods, Landlord may, at any time thereafter, with or without notice or demand, and without limiting Landlord in the exercise of any right or remedy which Landlord may have by reason of such default:
     (i) terminate Tenant’s right to possession of the Premises by any lawful means, in which case this Lease and the Term hereof shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord. If Landlord terminates this Lease, Landlord may recover from Tenant (A) the worth at the time of award of the unpaid rent which had been earned at the time of termination; (B) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the value of the Premises for the balance of the Lease Term reduced to present value using the interest rate of ten percent (10%) per year; ( and (C) any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform its obligations under the Lease or which in the ordinary course of things would be likely to result therefrom, including, but not limited to, the cost of recovering possession of the Premises, expenses of releasing, including necessary renovation and alteration of the Premises, reasonable attorneys’ fees, any real estate commissions actually paid by Landlord. For purposes of this section, “rent” shall be deemed to be all monetary obligations required to be paid by Tenant pursuant to the terms of this Lease.
     (ii) maintain Tenant’s right of possession in which event Landlord shall have the remedy which permits Landlord to continue this Lease in effect after Tenant’s breach and abandonment and recover rent as it becomes due.
     (iii) collect sublease rents (or appoint a receiver to collect such rent) and otherwise perform Tenant’s obligations at the Premises, it being agreed, however, that the appointment of a receiver for Tenant shall not constitute an election by Landlord to terminate this Lease.
     (iv) pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the state in which the Premises are located.
     (b) No remedy or election hereunder shall be deemed exclusive, but shall, wherever possible, be cumulative with all other remedies at law or in equity.
     (c) Suit or suits for the recovery of such damages, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the term of this Lease would have expired if it had not been terminated hereunder.
     C. Landlord shall not be in default under this Lease unless Landlord fails to perform obligations required of Landlord within thirty (30) days after written notice by Tenant (except in the case of an emergency, where Landlord must commence performance within twenty-four (24) hours after notice) to Landlord and to the holder of any mortgage or deed of trust encumbering the Building whose name and address shall have theretofore been furnished to Tenant in writing, specifying wherein Landlord has failed to perform such obligation; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its cure, then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period (or in the case of an emergency within twenty-four (24) hours after notice) and thereafter diligently pursues the same to completion. This Lease and the obligations of Tenant hereunder shall not be affected or impaired because Landlord is unable to fulfill any of its obligations hereunder or is delayed in doing so, if such inability or delay is caused by reason of strike or other labor problems, acts of God, riot, insurrection, governmental actions or requirements, or any other cause beyond the reasonable control of Landlord, and the time for Landlord’s performance shall be extended for the period of any such delay.
     D. In the event of a dispute between the parties which requires a party hereto to seek redress through an action at law or in equity (or to seek redress through a form of Alternative Dispute Resolution) the losing party shall pay, upon demand, all of the prevailing party’s costs, charges and expenses, including reasonable attorneys’ fees, incurred by such prevailing party in connection with the resolution of such dispute; provided, however, attorneys’ fees shall be due and payable only if the prevailing party is required to file suit due to default by the losing party. For purposes of this Paragraph, the term “losing party” shall mean the party which obtains substantially less relief than originally sought by such party in the legal or equitable action (or Alternative Dispute Resolution forum) and the term “prevailing party” shall mean the party which obtained substantially the relief sought by such party in the legal or equitable action (or Alternative Dispute Resolution forum).
     20. Bankruptcy.
     In the event the estate created hereby shall be taken in execution or by other process of law, or if Tenant shall be adjudicated insolvent or bankrupt pursuant to the provisions of any state or federal insolvency or bankruptcy law, or if a receiver or trustee of the property of Tenant shall be appointed by reason of Tenant’s insolvency or inability to pay its debts, or if any assignment shall be made of Tenant’s property for the benefit of creditors, then and in any of such events, Landlord may terminate this Lease by written notice to Tenant; provided, however, if the order of the court creating any of such disabilities shall not be final by reason of pendency of such proceeding, or appeal from such order, then Landlord shall not have the right to terminate this Lease so long as Tenant performs its obligations hereunder.
     21. Indemnification.
     Tenant shall indemnify and hold Landlord harmless from all loss, damage, cost, expense or liability (including reasonable attorneys’ fees, expenses and disbursements) incurred by Landlord arising out of or in connection with any injury to, or death of, any person, or damage to, or destruction of, property occurring in, on, or about the Premises, the Building in which the Premises are located and/or the property, and which injury, death, damage or destruction is caused by the acts or omissions of Tenant or Tenant’s employees, agents, contractors, subcontractors, licensees or other authorized representatives; except that Landlord shall be liable to Tenant for all loss, damage, cost, expense or liability (including reasonable attorneys’ fees, expenses and disbursements) incurred by Tenant arising out of or in connection with any injury to, or death of, any person, or damage to, or destruction of, property occurring in, on, or about the Premises, the Building in which the Premises are located, and the property, and which injury, death, damage or destruction is caused by the acts or omissions of Landlord or Landlord’s employees, agents, contractors, subcontractors, licensees or other authorized representatives, and shall indemnify and hold Tenant harmless therefor. A party’s obligation under this Paragraph to indemnify and hold the other party harmless shall be limited to the sum that exceeds the amount of insurance proceeds, if any, received by the party being indemnified. This Section 21 is expressly subject to, and modified by Section 22E below.
     22. Insurance.
     A. Landlord shall keep in effect, during the Term of this Lease:
(1)	Insurance against damage to the Premises and the Building by fire and other risks now or hereafter embraced in extended coverage, in amounts sufficient to prevent Landlord from becoming a co-insurer, but in no event less than full replacement value (exclusive of the cost of excavations, foundations and footings);

(2)	Insurance against such other hazards as, from time to time, are then commonly insured against for Premises similarly situated (due regard being given to the Premises’ height, type, construction and use), in the amount of at least Two Million Dollars ($2,000,000) in any one occurrence upon or in connection with the use or occupancy of the Premises resulting in bodily injury or death.
     B. Tenant shall, at its expense, keep in effect during the Term of this Lease or any extension thereof, the following insurance in standard form policies, with an insurance company authorized to do business in the State in which the Premises are situated.
(1)	Comprehensive public liability insurance in the amount of at least Two Million Dollars ($2,000,000) in any one occurrence upon or in connection with the use or occupancy of the Premises resulting in bodily injury or death.

(2)	Comprehensive property damage insurance covering liability or damage in any one occurrence occurring upon or in connection with the use or occupancy of the Premises to all property in at least the sum of Two Million Dollars ($2,000,000).

(3)	All risk contents coverage (or Tenant may act as a self-insurer with respect to such all risk insurance) on Tenant’s personal property, equipment, furnishings, fixtures and other chattels located or to be located in the Premises.

(4)	The required statutory amount of worker’s compensation insurance.
     C. All policies of insurance required to be maintained by Landlord and Tenant pursuant to this Lease other than B(4) above, shall name the other party as an additional insured as their respective interests may appear (and if requested by Landlord shall bear appropriate endorsements to protect Landlord’s mortgagee).
     D. The insurance required to be carried by Tenant shall be effective only from and after the Commencement Date. Landlord and Tenant shall each furnish, a certificate or certificates of insurance evidencing the existence of the required coverage.
     E. The parties release each other, and their respective authorized representatives, from any claims for damage to any person or to the Premises and the Building and other improvements in which the Premises are located, and to the fixtures, personal property, Tenant’s improvements, and alterations of either Landlord or Tenant in or on the Premises and the Building and other improvements in which the Premises are located that are caused by or result from risks insured against under any insurance policies carried by the parties and in force at the time of any such damage.
     Each party shall cause each insurance policy obtained by it to provide that the insurance company waives all right of recovery by way of subrogation against either party in connection with any damage covered by any policy. Neither party shall be liable to the other for any damage caused by fire or any of the risks insured against under any insurance policy required by this Lease.
     Landlord and Tenant intend, and hereby agree, that the risk of loss or damage to property shall be borne by the parties’ insurance carriers. It is hereby agreed that Landlord and Tenant shall look solely to, and seek recovery from, only their respective insurance carriers in the event a loss is sustained for which Property Insurance is carried or is required to be carried under this Lease. Landlord and Tenant expressly waive any and all claims against each other with respect to claims, damages or losses for which Property Insurance is carried or is required to be carried hereunder. For this purpose, applicable deductible amounts shall be treated as though they were recoverable under such policies. If Landlord or Tenant elects to self-insure any of the insurance required of Landlord or Tenant hereunder, the party electing to self insure shall be considered an insurance carrier for purposes of this paragraph.
     23. Mechanic’s Liens.
     The Tenant will not permit any mechanic’s or materialmen’s or other liens to stand against the Premises for any labor or material furnished the Tenant in connection with work of any character performed on said Premises by or at the direction of the Tenant; and the Landlord will not permit any such liens for work or material furnished the Landlord to stand against such Premises. However, the Landlord and the Tenant shall respectively have the right to contest the validity or amount of any such lien, but upon the final determination of such questions shall immediately pay any adverse judgment rendered with all proper costs and charges and shall have the lien released at the contestant’s own expense. If Landlord or Tenant desires to contest any such lien, then prior to commencing such contest it will furnish the other party with a bond, if requested, to secure the payment of such obligation.
     24. Assignment or Subletting.
     A. If Tenant requests Landlord’s consent to an assignment of the Lease or subletting of all or a portion of the Premises, it shall submit to Landlord, in writing, (i) the name and legal composition of the proposed assignee or subtenant, (ii) the use to which the proposed assignee or subtenant intends to put the Premises, (iii) the terms and conditions of the proposed assignment or sublease and of any related transaction between Tenant and the proposed assignee or subtenant; (iv) information related to the experience, integrity and financial resources of the proposed assignee or subtenant; (v) such publicly disclosed information as Landlord may reasonably request to explain the transaction; (vi) reimbursement for all reasonable out of pocket costs incurred by Landlord, including actual attorneys’ fees, in connection with evaluating the request and preparing any related documentation, which shall not exceed Two Thousand Dollars ($2,000.00); and (vii) the nature and character of the business of the proposed assignee or subtenant.
     B. Landlord’s consent to any such proposed assignment or subletting shall not be unreasonably withheld. Landlord shall be considered to have reasonably denied its consent to a proposed assignment or sublease if:

(i)	The assignee or sublessee does not meet the minimum net worth and creditworthiness standards utilized at the Building for tenants of a similar size and use;

(ii)	Tenant has not given Landlord thirty (30) days’ prior written notice of such assignment or sublease, which notice shall include all information and documentation reasonably required to satisfy the above conditions;

(iii)	Tenant is in default beyond any applicable cure period at the time of the assignment or sublease (but at such time as any default is cured, the assignment or sublease may proceed); and

(iv)	The assignee or sublessee fails to furnish Landlord at least ten (10) days prior to the effective date of the assignment or sublease, a written assignment instrument in which assignee or sublessee agrees to assume and be bound by all of the conditions, obligations and agreements of Tenant contained in this Lease.
     C. This Paragraph shall not apply in the case of an assignment or sublease by Tenant to a corporation which is the parent or subsidiary of or is controlled by Tenant, or to a corporation resulting from any reorganization or merger to which Tenant or its parent or any of its subsidiaries or any corporation controlled by it is a party.
     D. In no event will Tenant be released from its obligations under the Lease. If consent to an assignment or sublease is given, Tenant shall pay to Landlord, as Additional Rent fifty percent (50%) of all amounts received from the assignee or subtenant in excess of the amounts otherwise payable by Tenant to Landlord with respect to the space involved calculated on a per square foot basis, less Tenant’s cost of commissions and legal fees. Profits on an assignment or sublease by Tenant shall be computed after deduction of all expenses incurred by Tenant in connection with any such sublease or assignment including (a) brokerage; (b) reasonable legal fees; (c) construction costs; (d) market financial concessions granted to subtenant; (e) depreciation of any laboratory equipment owned by Tenant and used by subtenant and (f) any other costs reasonably incurred by Tenant applicable to the sublease or assignment.
     25. Delays.
     In the event that either party hereto shall be delayed or hindered in or prevented from the performance of any of their or its respective provisions anywhere herein contained, by reason of (i) the destruction, in whole or in part, of any building or improvement forming a part of the entire Premises, or (ii) strikes, or (iii) lockouts, or (iv) labor troubles, or (v) war, whether declared or undeclared, or (vi) riot, or (vii) Act of God, or (viii) embargoes, or (ix) delays in transportation, or (x) inability to procure materials and/or labor, or (xi) failure of power, or (xii) restrictive governmental laws or regulations, whether valid or not, or (xiii) insurrection, or (xiv) acts of terrorism or (xv) any other reason other than financial, beyond the reasonable control of such party, and not the fault of the party so delayed or hindered in or prevented from performing work or doing acts otherwise required under this Lease, then performance of such work or doing of such acts shall be excused for the period of the delay, and the period for the performance of such work or doing such acts shall be extended for a period equivalent to the period of such delay; provided, however, that the provisions of this Paragraph shall not operate so as to excuse or release Tenant from the prompt payment of rent or other sums required to be paid by Tenant to Landlord or to other payees anywhere hereunder.
     26. Right of First Offer.

     In the event that all or any portion of the Building not occupied by Tenant becomes available for lease to third parties (hereinafter the “First Offer Space”) during the Term of this Lease, Landlord shall notify Tenant in writing (the “First Offer Notice”) of the availability of the First Offer Space, the anticipated date on which the First Offer Space will be vacated by the then existing tenant and Landlord’s opinion of the market rate of rent which will be applicable to such First Offer Space. For a period of ten (10) business days following receipt of Landlord’s written notice containing such information, Tenant shall have the right of first offer to lease the First Offer Space by giving Landlord written notice thereof within such ten business day period. If Tenant elects to lease such First Offer Space, the rate of rent for such space shall be the market rate as indicated in Landlord’s written notice to Tenant and the First Offer Space shall be included in the Premises on a date which is no later than forty-five days after Tenant elects in writing to lease such First Offer Space.
     If Tenant fails to elect to lease the First Offer Space within such ten business day period, Landlord shall be entitled to lease the space to third parties and conclude transactions with third parties on terms not more favorable to any third party (taking into consideration the overall effective rental rate and economic package for the space) than the terms contained in Landlord’s notice to Tenant, until such time as such First Offered Space once again becomes available for lease to third parties (at which time such First Offer Space shall again become subject to Tenant’s first offer rights under this Paragraph 26. If Landlord has not leased the First Offer Space within nine (9) months of the date of the First Offer Notice, Landlord must once again comply with the provisions of this Section 26 with respect to the First Offer Space.
     27. Option to Renew.
     Tenant is hereby granted two (2) successive options to renew this Lease on the following terms and conditions:
     A. At the time of the exercise of an option to renew and at the time of the commencement of the said renewal, the Tenant shall not be in default in accordance with the terms and provisions of this Lease (all required notices having been given and all relevant cure periods having expired), and shall be in possession of the entire Premises pursuant to this Lease.
     B. Notice of the exercise of each option shall be sent to the Landlord, in writing, at least nine (9) months before the expiration of the then current Term of this Lease.
     C. Each renewal term (hereinafter “Renewal Term”) shall be for a period of five (5) years to commence at the expiration of the initial Term or the then current Term of this Lease, and all of the terms and conditions of this Lease (except that Base Rent payable during the respective Renewal Term shall be at the rate that is the greater of ninety five percent (95%) of fair market rent or the net Base Rent payable in the last month of the immediately preceding Term) shall apply during the respective Renewal Term.
     D. If Tenant fails to exercise the first renewal option for the Premises the later renewal option shall be considered null and void and of no further force and effect.
     E. Fair market rent shall be a rental rate equal to the then current market rate, for comparable space in other buildings comparable to the Premises in the submarket taking into account all relevant factors including the size and cost of the building in question when compared to the Premises and the amenity package available for the building in question when compared to the Premises, the creditworthiness of the Tenant, all concessions which are being offered to renewal tenants as new tenant improvements, size and location of the space and the rate shall specifically exclude amounts previously attributed to Tenant’s original Tenant Improvements (collectively the “Market Rate”).
Upon receiving notice of Tenant’s intent to extend the term of the Lease, Landlord shall notify Tenant in writing of its determination of Market Rate. In the event Tenant rejects Landlord’s determination of the Market Rate, Tenant shall include with its notice of rejection, Tenant’s determination of Market Rate. Landlord and Tenant shall then negotiate in good faith for thirty (30) days following the delivery of Tenant’s notice to Landlord in an attempt to reach an agreement as to the Market Rate. If, however, Landlord and Tenant are unable to reach an agreement as to the Market Rate, then Tenant shall have the option within five (5) days following the end of such thirty (30) day period to (1) revoke its election to extend the term of this Lease, or (2) to request non-binding mediation. In the event that Tenant shall revoke its notice to extend the term of this Lease, the Lease shall expire per its terms. In the event that Tenant shall elect the non-binding mediation, then Landlord and Tenant shall, within ten (10) days thereafter, each designate a qualified real estate professional. The two (2) such appointees shall within five (5) days thereafter, designate a third real estate professional having substantially similar qualifications.
After a third real estate professional has been designated in accordance with the above paragraph, then within twenty (20) days after the appointment of the third representative, the group shall present their findings regarding the issues of market terms and conditions to both the Landlord and Tenant. If, at that time, Landlord and Tenant are in agreement with the mediation group’s findings, then the Lease shall be modified under those terms and conditions.
If, at the time of the mediation group’s presentation, no agreement can be reached then, Tenant’s sole option is to cancel the option to renew or to agree to Landlord’s determination of Market Rate.
     28. Intentionally Deleted.
     29. Subordination.
     This Lease shall be subject and subordinated at all times to the liens of any mortgages or deeds of trust in any amount or amounts whatsoever now existing or hereafter encumbering the Premises, without the necessity of having further instruments executed by Tenant to effect such subordination. Notwithstanding the foregoing, Tenant covenants and agrees to execute and deliver upon demand, such further instruments evidencing such subordination of this Lease to such liens of mortgages or deeds of trust as may be reasonably requested by Landlord. So long as Tenant shall pay the rent reserved and comply with, abide by and discharge the terms, conditions, covenants and obligations on its part, to be kept and performed herein and shall attorn to any successor in title, the peaceable possession of the Tenant in and to the Premises for the Term of this Lease, shall not be disturbed, in the event of the foreclosure of any such mortgage or deed of trust, by the purchaser at such foreclosure sale or such purchaser’s successor in title. Notwithstanding the foregoing provisions of this Paragraph 29, Tenant shall not be obligated to subordinate its interest in this Lease unless the mortgagee agrees in writing pursuant to a subordination, non-disturbance and attornment agreement or the like, in a form reasonably acceptable to Tenant, not to disturb

Tenant’s lawful possession of the Premises and to recognize Tenant’s rights under this Lease so long as Tenant is not in default beyond applicable cure periods under the terms of this Lease.
     30. Holdover.
     If Tenant holds over after the expiration of the Term of this Lease or any extension thereof, the Base Rent shall be one hundred fifty percent (150%) of the base monthly rental as paid during the last month of the initial Term or any renewal term hereof, and shall otherwise be on the terms and conditions herein specified so far as applicable.
     31. Intentionally Deleted.
     32. Alternative Dispute Resolution. Landlord and Tenant shall attempt to settle any claim or controversy arising out of this Lease through consultation and negotiation in the spirit of mutual friendship and cooperation. If such attempts fail, then the dispute shall first be submitted to a mutually acceptable neutral advisor for mediation, fact-finding or other form of alternate dispute resolution. Neither of the parties may unreasonably withhold acceptance of such an advisor, and his or her selection will be made within 30 days after notice by the other party demanding such mediation. Cost of such mediation or any other alternate dispute resolution agreed upon by the parties shall be shared equally by Landlord and Tenant. Any dispute which cannot be so resolved between the parties within sixty (60) days of the date of the initial demand by either party for such mediation, shall be finally determined by the courts. The use of such a procedure shall not be construed to affect adversely the rights of either party under the doctrines of laches, waiver or estoppel. Nothing in this Paragraph shall prevent either party from pursuing judicial proceedings if (a) good faith efforts to resolve a dispute under these procedures have been unsuccessful or (b) interim resort to a court is necessary to prevent serious and irreparable injury to a party or to others.
     33. Environmental.
     For purposes of this paragraph:
     (1) “Environmental Conditions” shall mean the environmental conditions at the Premises, including the presence of any Hazardous Materials, as of the commencement of the term of this Lease.
     (2) “Environmental Requirement” shall mean any law, regulations or legal requirement relating to health, safety or the environment, now in effect or hereinafter enacted, including but not limited to the Comprehensive Environmental Response Compensation and Liability Act (CERCLA”), the Toxic Substances Control Act (“TSCA”), the Federal Insecticide Fungicide and Rodenticide Act (FIFRA”), the Resource Conservation and Recovery Act (“RCRA”), the Clean Air Act (CAA”) and the Clean Water Act (“CWA”), the Occupational Safety and Health Act (OSHA”) and all similar state and local laws, rules, regulations and guidance, now in existence or hereinafter enacted, as each such law, rule or regulation may be amended from time to time.
     (3) “Environmental Hazard” shall mean Hazardous Materials (as defined hereinafter), or the storage, handling, production, disposal, treatment or release thereof.
     (4) “Hazardous Material” shall mean (a) any hazardous waste, any extremely hazardous waste or any restricted hazardous waste, or words of similar import, as defined in the Resource Conservation and Recovery Act (42 U.S. C. Section 6901 et seq.); (b) any hazardous substances as defined in the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. Section 9601 et seq.); (c) any toxic substances as defined in the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.); (d) any pollutant as defined in the Clean Water Act (33 U.S.C. Section 1251 et seq.); (e) gasoline, petroleum or other hydrocarbon products or by-products; (f) asbestos; (g) bio-hazardous substances or constituents; or (h) any other materials, substances or wastes subject to environmental regulation under any applicable federal, state or local law, regulation, or ordinance now or hereafter in effect.
     (5) “Environmental Release” shall mean any release, spill, leak, discharge, injection, disposal, or emission of any Hazardous Materials on, under, in or at the Premises or environment.
     (6) A. Tenant agrees to indemnify and save harmless Landlord’s successors and assigns and Landlord’s present and future officers, directors, employees and agents (collectively “Landlord’s Indemnitees”) from and against any and all liabilities, penalties, fines, forfeitures, demands, damages, losses, claims, causes of action, suits, judgments, and costs and expenses incidental thereto (including cost of defense, settlement, reasonable attorneys’ fees, reasonable consultant’s fees and reasonable expert fees), which Landlord or any or all of Landlord’s Indemnitees may hereafter suffer, incur, be responsible for or disburse as a result of:
(1) any governmental action, order, directive, administrative proceeding or ruling;
(2) personal or bodily injuries (including death) or damage (including loss of use) to any premises (public or private);
(3) cleanup, remediation, investigation or monitoring of any pollution or contamination of or adverse effects on human health or the environment; or
(4) any violation or alleged violation of laws, statutes, ordinances, orders, rules or regulations of any governmental entity or agency
     (collectively “Environmental Liabilities”) directly or indirectly caused by or arising out of any Environmental Hazards existing on or about the premises but only to the extent that any such existence is caused by Tenant’s presence or activities on the Premises.
          B. At all times during the term of the Lease, Tenant shall conduct its activities at the Premises in strict compliance with all applicable Environmental Requirements.
          C. Tenant shall notify Landlord immediately of any Environmental Release at, on, under, or from the Premises. Unless directed otherwise by the Landlord, Tenant shall act immediately to investigate the extent of, and to take appropriate action to abate and remediate, such Environmental Release, whether or not ordered or otherwise directed to do so by any governmental entity or otherwise obligated to do so by any Environmental Requirement, unless to do so would require the approval of a government entity.
          D. Landlord shall have the right to make inquiries concerning all environmental matters and Tenant will cooperate with such inquiries. Such inquiries may include physical inspections, including tests and sampling, at the Premises, or otherwise, and interviews with personnel of Tenant.
          E. To the best of Landlord’s knowledge, there are no Hazardous Materials present at the Building that would give rise to a violation of any applicable environmental requirements.
          F. The provision of this paragraph shall survive the termination of this Lease.
     34. Brokers.
     The parties agree that Binswanger CBB, representing the Landlord and CB Richard Ellis, representing the Tenant. (“Broker”) are the sole brokers who brought about this Lease. Tenant represents and warrants that Tenant did not negotiate with respect to the leasing of the Premises through any other broker and that no other broker was instrumental in bringing about this Lease. Tenant shall indemnify Landlord against any and all claims of any other brokers with whom Tenant has had any dealings, and shall hold Landlord harmless from all losses and expenses in connection therewith, including reasonable legal expenses. Landlord represents and warrants that Landlord has not dealt with any other real estate broker in connection with the leasing of the Premises, and Landlord agrees to indemnify and hold Tenant harmless from all losses and expenses in connection with the claims of any real estate broker claiming by, under or through Landlord, including reasonable legal expenses. Landlord shall pay the commission of the Broker pursuant to the terms of a separate written listing agreement with Binswanger CBB.
     35. Notices.
     All notices, approvals or requests in connection with this Lease shall be sent by certified mail, or via overnight carrier with delivery charges prepaid or with delivery not conditioned upon payment of charges, except notices concerning repairs and replacements which may be given orally or by any other means which might reasonably be expected to give the other party notice; provided, however, that no notice other than by certified mail or overnight carrier shall constitute a notice of default authorizing cancellation of this Lease. Notices to the Landlord shall be addressed and sent as follows:
Motorola, Inc.
1303 E. Algonquin Road, 7th Floor
Schaumburg, IL 60196
Attention: Real Estate & Development Department
With a copy to:
Motorola, Inc.
37 Elmdale Avenue
Johnston, RI 02919-1611
Attn: Lease Administration
Notices to the Tenant shall be addressed and sent as follows:
Nanosphere, Inc.
4100 Commercial Avenue

Northbrook, IL 60062
Attention: Chief Operating Officer
With a copy to:
D. Scott Hargadon, Esq.
Lord Bissell & Brook
115 South LaSalle Street
Chicago, IL 60603
The effective date of any such notice, approval, request, demand or communication shall be three (3) business days after the date on which the same is deposited in the mail, if delivered by certified or registered mail, or shall be upon receipt if delivered by overnight courier or by personal delivery. Either party may at any time designate by written notice to the other a change of address for notice purposes.
     36. Waiver.
     Failure or delay on the part of Landlord or Tenant to exercise any right, remedy, power or privilege hereunder shall not operate as a waiver thereof. A waiver, to be effective, must be in writing and must be signed by the party making the waiver. A written waiver of a default shall not operate as a waiver of any other default or of the same type of default on a future occasion.
     37. Amendments.
     No revision, modification or amendment of this Lease shall be valid unless made in writing and signed by duly authorized representatives of both parties.
     38. Quiet Enjoyment.
     If Tenant performs the terms of this Lease, Landlord will warrant and defend Tenant in the quiet and peaceful enjoyment and possession of the Premises during the Term hereof and any extension without interruption by Landlord or any person claiming under Landlord.
     39. Conveyance by Landlord.
     Upon a sale or other transfer of the Building by Landlord, Landlord’s interest in this Lease shall automatically be transferred to the transferee, the transferee shall automatically assume all of Landlord’s obligations under this Lease accruing from and after the date of the transfer, and, provided Landlord shall have delivered Tenant’s Security Deposit to such transferee pursuant to a written assignment of which Tenant has received notice, Landlord shall be released of all obligations under this Lease arising after the transfer. Subject to the provisions of Paragraph 29, Tenant shall upon request attorn in writing to the transferee.
     40. Intentionally Deleted.
     41. Construction of Language.

     The terms Lease, lease agreement or agreement shall be inclusive of each other, and include renewals, extensions or modifications of the Lease. Words of any gender used in this Lease shall be held to include any other gender, and words in the singular shall be held to include the plural and the plural to include the singular, when the sense requires. Paragraph headings and titles are not a part of the Lease and shall have no effect upon the construction or interpretation of any part hereof.
     42. Marginal Headings.
     The headings in this Lease are used only for convenience in finding the subject matters, and are not to be taken as part of this Lease, or to be used in determining the intent of the parties.
     43. Entire Agreement.
     This Lease constitutes the final expression of the agreement of the parties; it is intended as a complete and exclusive statement of their agreement, and it supersedes all prior and concurrent promises, representations, negotiations, discussions and agreements that may have been made with respect to the subject matter hereof.
     44. Severability.
     If any provision of this Lease, or the application thereof to any person or circumstance, shall be held invalid or unenforceable by any court of competent jurisdiction, the remainder of this Lease or the application of such provisions to persons or circumstances, other than those as to which it is held invalid or unenforceable, shall not be affected thereby.
     45. Estoppel Certificate.
     Tenant shall, from time to time upon not less than ten (10) business days’ prior written request by Landlord, deliver to Landlord a statement in writing certifying, if true: (a) that this Lease is unmodified and in full force and effect or, that there have been modifications, that the Lease as modified is in full force and effect; (b) the dates to which Rent and other charges have been paid; (c) that Landlord is not in default under any provision of this Lease or, if in default, a detailed description thereof and (d) such other matters as reasonably requested by Landlord or its mortgagee. Any estoppel certificate given in good faith by Tenant, shall not waive any of Tenant’s rights hereunder to audit and correct Additional Rents charged to Tenant.
     46. Signs.
     As permitted by law, Tenant shall be entitled to exterior Building and/or ground signage as reasonably approved by Landlord. Tenant shall not exhibit, inscribe, paint or affix any sign on the exterior of the Building or the property or in any window of the Premises without Landlord’s prior written consent. In the event of Tenant’s uncured default as set forth above, Landlord, in addition to its other remedies available hereunder, may remove such signs without any liability to Tenant and Tenant shall reimburse Landlord for the cost of such removal immediately upon demand therefor.
     47. Intentionally Deleted.
     48. Rules and Regulations.

     Tenant agrees for itself, its employees, agents, clients, customers, invitees and guests, to comply fully with the following reasonable rules and regulations and with such reasonable modifications thereof and additions thereto as Landlord may make for the Building.
A.	Tenant shall not use the name of the Building for any purpose other than that of the business address of Tenant, nor shall Tenant advertise its business or profession in any manner that violates the codes of ethics adopted by any recognized association or organization pertaining to such business or profession. Any use by Tenant of any picture or likeness of the Building does not constitute the granting by Landlord of any rights to the use of the design of the Building by any party nor a waiver of any rights with respect thereto.

B.	Tenant shall not obstruct or permit the obstruction in any manner of the sidewalks, driveways, docks, dock areas, walks, parking areas and other common areas of the property, except as reasonably required for immediate loading or unloading, nor shall Tenant place objects against glass partitions, doors or windows which would be unsightly from the exterior of the Building.

C.	Except for guide dogs, no animals or pets shall be brought or permitted to be in the Building or on the Premises.

D.	Tenant shall not make noises, cause disturbances or vibrations, or use or operate any electrical or electronic devices or other devices that emit anything which may disturb or annoy other tenants or occupants of the Building or interfere with their use of any device, or play any loud musical equipment or instruments that will disturb other tenants or occupants of the Building.

E.	Tenant shall not create any odors which may be offensive to other tenants or occupants of the Building.

F.	Except upon prior permission of Landlord, no additional locks or similar devices shall be attached to any door and no locks shall be changed except by Landlord. No keys for any door other than those provided by Landlord shall be made. If more than two keys for one lock are desired by Tenant, Landlord shall provide the same upon payment of a reasonable fee by Tenant. Upon termination of this Lease or of Tenant’s possession of the Premises, Tenant shall surrender all keys for door locks and other locks in or about the Premises and shall make known to Landlord the combination of all locks, safes, cabinets and vaults which are not removed by Tenant.

G.	Tenant assumes full responsibility for protecting the Premises from theft, robbery and pilferage. Except during Tenant’s normal business hours, Tenant shall keep all doors to the Premises locked and other means of entry to the Premises closed and secured.

H.	Tenant shall not overload any driveway, parking area or any floor and shall not install any heavy objects, safes, machines or other equipment without having received Landlord’s prior written consent as to size, maximum weight, routing and location thereof.

I.	Tenant shall ascertain from Landlord the maximum amount of electrical current which can safely be used in the Premises, taking into account the capacity of the electric wiring in the Building and the Premises and the needs of other tenants and shall not use more than such safe capacity. Landlord’s consent to the installation of electric equipment shall not relieve Tenant from the obligation not to use more electricity than such safe capacity.

J.	Tenant shall not burn any trash or refuse in the Building or on the property.
     Tenant shall be responsible for the observance of all of the foregoing rules and regulations by Tenant’s employees, agents, clients, customers, invitees and guests. Landlord and Tenant agree that Landlord’s remedy for violation of any of the foregoing rules and regulations by Tenant (or any person or entity under Tenant’s authority or control) shall be a payment by Tenant to Landlord an amount equal to the reasonably substantiated actual damages suffered or incurred by Landlord on account of such violation. In the event of any inconsistency between the Lease and the rules and regulations, the Lease shall prevail and control. Any violation of the rules and regulations by any individual that is not under Tenant’s control shall not constitute a default under the Lease. Landlord shall enforce the rules and regulations in a non-discriminatory manner but in any event to provide Tenant quiet enjoyment of the Premises for the use permitted by the Lease.
     49. Counterparts.
     This Lease may be executed in counterparts, which together shall constitute a single instrument.
     50. Additional Rent — Operating Expenses and Real Estate Taxes.
     For purposes of this Paragraph and this Lease, the term “Tenant’s Percentage Share” shall mean a percentage which is equal to the number of the rentable square footage of the Premises divided by the total number of rentable square footage contained in the Building of which the Premises are a part. The parties hereby agree that: (1) the Premises consist of 40,945 rentable square feet of area; (2) the Building of which the Premises are a part consists of a total of 83,172 rentable square feet of area; and (3) the Tenant’s Percentage Share is forty-nine and 22/100 percent (49.22%) in reference to the Building of which the Premises are a part. Landlord and Tenant each acknowledge that the Base Rent specified in Paragraph 3 of the Lease does not provide for Operating Expenses and Real Estate Taxes which may hereafter pertain to the Building of which the Premises are a part. Tenant shall pay as Additional Rent its proportionate share of Real Estate Taxes and Operating Expenses as follows:
     A. Real Estate Taxes. Tenant shall pay to Landlord, Tenant’s Percentage Share of the Real Estate Taxes assessed against the land and improvements of the Building of which the Premises form a part. The Additional Rent imposed hereby shall be paid by Tenant to Landlord together with Tenant’s Percentage Share of Operating Expenses in installments on a monthly basis with Tenant’s Base Rent payments. Should the taxing authorities include in such Real Estate Taxes the value of any improvements made by Tenant, or include machinery, equipment, fixtures, inventory or other personal property or assets of Tenant, the Tenant shall also pay the entire taxes for such items. The term “Real Estate Taxes” shall mean all general and special real and personal property taxes and assessments for the Building and expenses incurred in efforts to reduce taxes or assessments.
     B. Operating Expenses. In addition to the monthly Base Rent, Tenant shall pay to the parties respectively entitled thereto all impositions (including any taxes on rentals paid to Landlord), insurance premiums, operating charges, maintenance charges, construction costs, and any other charges, costs and expenses which arise or may be contemplated under any provisions of this Lease as being Tenant’s responsibility and cost, during the Term. The specific responsibility of Landlord and Tenant for repairs, replacements and maintenance is more fully described in Section 12 above. Tenant shall pay to Landlord, Tenant’s Percentage Share of the Operating Expenses pertaining to the land and improvements of the Building of which the Premises form a part. For purposes of this Lease, the term “Operating Expenses” shall consist of all costs of operating, maintaining, replacing and repairing the Building, including without limitation, the following:
(i)	Premiums for property, casualty, liability, rent interruption or other insurance.

(ii)	Salaries, wages and other amounts paid or payable for personnel including the property manager, superintendent, operation ad maintenance staff, and other employees of Landlord involved in the maintenance and operation of the Building, at or below the level of property manager (to the extent a property manager is shared with other facilities, the Building is charged only a corresponding percentage of this cost), including contributions and premiums towards fringe benefits, unemployment and worker’s compensation insurance, pension plan contributions and similar premiums and contributions and the total charges of any independent contractors or managers engaged in the repair, care, maintenance and cleaning of any portion of the Building.

(iii)	Cleaning, including sweeping of parking and sidewalk areas and removal of snow and ice.

(iv)	Landscaping, including irrigating, trimming, mowing, fertilizing, seeding and replacing of plants, shrubs and trees.

(v)	Utilities, including fuel, gas, electricity, water, sewer, telephone, generator and other services for the common areas of the Building.

(vi)	Maintaining, operating, repairing and replacing equipment servicing the common areas of the Building.

(vii)	Other items of repair or maintenance of the Building.

(viii)	The cost of the rental of any equipment and the cost of supplies used in the maintenance and operation of the Building.

(ix)	Audit fees and the cost of accounting services incurred in the preparation of statements referred to in this Lease and financial statements, and in the computation of the rents and charges payable by tenants of the Building

(x)	Costs of capital expenditures incurred for the purpose of reducing Operating Expenses, and necessary to comply with requirements of applicable law.

(xi)	A fee (not to exceed two percent (2%) of all gross rents collected at the Building) for the administration and management of the Building appropriate to the nature of the Building as reasonably determined by the Landlord from time to time.

(xii)	Costs of alterations or modifications to the Building.

(xiii)	Costs of maintenance, repair and replacement (but not the cost of separation itself) of the fire alarm system until separated.
The Additional Rent imposed hereby shall be paid by Tenant to Landlord upon submission by Landlord of an invoice and backup.

     C. Notwithstanding anything to the contrary, the following shall be excluded from “Operating Expenses”:
(i).	Amounts reimbursed by other sources, such as insurance proceeds, equipment warranties, judgments or settlements.

(ii).	Utilities or other expenses paid directly by tenants to suppliers or paid by tenants to Landlord for separately metered or special services such as after hours air conditioning expenses.

(iii).	Costs of initial improvements to, or alterations of any tenant premises.

(iv).	The cost of any repairs, alterations, additions, improvements, changes, replacements or other items which under generally accepted accounting principles are properly classified as capital expenses. Notwithstanding the foregoing, Operating expenses may include: (i) the cost of capital improvements to the Building expended by Landlord to comply with laws and regulations passed after the date of this Lease (“Compliance Capital Costs”); Compliance Capital Costs shall be amortized over the useful life of the improvements in accordance with generally accepted accounting principles and shall not exceed in any year an amount equal to three percent (3%) of the total Operating Expenses, excluding taxes, for such year; and (ii) to the extent that any such repairs, alterations, additions, etc. result in a reduction of Operating Expenses, Landlord may charge annually a prorata amount of such cost amortized over the useful life of the item in question based on generally accepted accounting principles, but in an amount which does not exceed the savings in operating expenses which has been realized for that year.

(v).	Lease payments for rental equipment (other than equipment for which depreciation is properly chargeable as Operating Expenses) which would constitute a capital expenditure if the equipment were purchased.

(vi).	The cost of repairing, replacing, maintaining or otherwise correcting initial defects in the design, construction or equipment of the Building or any latent defect in the Building discovered during the Term of this Lease.

(vii).	Wages, salaries, benefits and compensation paid or given to (a) executives, shareholders, officers, directors or partners of Landlord; (b) any principal or partner of the entity for time to time comprising Landlord; (c) off-site employees at the Building above the level of property manager;

(viii).	Payments of principal, interest and other charges of any nature made on any indebtedness (secured or unsecured) applicable to the Building including any mortgage, debt, ground rent, or other sums payable under any ground or underlying lease or leases for the building and all costs paid or incurred to obtain, close, record, modify, combine, recast consolidate, extend, refinance and replace in whole or in part any financing or ground or underlying lease.

(ix).	Any fees, including attorneys’ fees, costs, and commissions incurred in (a) procuring or attempting to procure other tenants (including Tenant) or other occupants of space in the Building including, but not necessarily limited to brokerage commissions, finders fees, attorneys, fees and expenses, entertainment costs, travel expenses and advertising and production costs; (b) negotiations for leases with tenants, other occupants or prospective tenants of the Building; (c) disputes or lease defaults of any nature of Tenant, other occupants, or prospective tenants or; (d) negotiations or disputes with employees, management agents, purchasers, ground lessors or mortgagees of the Building.

(x).	Any cost included in Operating Expenses representing an amount paid to a person, firm, corporation, affiliate, subsidiary or other entity related to Landlord, or any employee or agent of the same, which is in excess of the amount which would have been paid on an arms-length basis in the absence of such relationship.

(xi).	Costs, fines, interest, penalties, legal fees, liens or costs of litigation incurred due to the late payments of taxes, utility bills, or other costs (including ground rents) incurred by Landlord’s failure to make such payments when due;

(xii).	Any insurance deductible in excess of $25,000;

(xiii).	Non-cash items, such as deductions for depreciation and amortization of the Building and the Building equipment, or interest on capital invested; and

(xiv).	Reserves for repairs, maintenance and replacements.
     If Landlord desires Tenant to pay its proportionate share of Real Estate Taxes and Operating Expenses on a monthly basis, at the beginning of each calendar year, Landlord shall supply to Tenant an estimate, certified by an authorized agent or officer of Landlord, setting forth in detail Landlord’s reasonable estimate of Operating Expenses and Real Estate Taxes for the Building for such calendar year, and Tenant’s Percentage Share of same. The Additional Rent imposed hereby shall be paid by Tenant to Landlord in monthly installments, in advance, as the Operating Expenses and Real Estate Taxes components of the total monthly rent. Each such monthly installment of Operating Expenses and Real Estate Taxes shall be equal to one-twelfth (1/12) of Tenant’s Percentage Share of the Landlord’s reasonable estimate of the Operating Expenses and Real Estate Taxes for the Building for such calendar year. Within one hundred eighty (180) days after the end of each calendar year Landlord shall provide to Tenant a detailed statement, certified by an authorized agent or officer of Landlord, setting forth in reasonable detail the actual Operating Expenses and Real Estate Taxes for the preceding calendar year. Such statement shall also include a calculation or reconciliation of estimated Operating Expenses to actual Operating Expenses and of any overpayment or underpayment made by Tenant to Landlord with respect to the Operating Expenses for such preceding calendar year. In the event Tenant underpaid Landlord for Tenant’s Percentage Share of Operating Expenses for such preceding calendar year, Tenant shall pay the amount of such underpayment to Landlord within thirty (30) days of Tenant’s receipt of Landlord’s certified statement. In the event Tenant overpaid Landlord for Tenant’s Percentage Share of Operating Expenses and Real Estate Taxes of such year, Landlord shall credit Tenant an amount equal to such overpayment amount against Tenant’s future monthly Operating Expense and Real Estate Tax obligations until such credit is exhausted. (If such overpayment by Tenant is made in the last year of the Lease Term, Landlord shall remit to Tenant the amount of the overpayment due hereunder within thirty (30) days of the expiration or termination date of the Lease.) If a dispute arises between Landlord and Tenant as to whether any item or items shall be properly included in such statement, the matter shall be determined in accordance with Paragraph 32 of the Lease, and the determination of such matter as therein provided shall be final and binding upon Landlord and Tenant. Landlord shall provide a statement not later than July 1st following the close of any calendar year reconciling Tenant’s estimated payments for Operating Expenses and the actual amounts owed by Tenant for such year (“Annual Statement”). Furthermore, Landlord shall not increase the amount of estimated payments for Operating Expenses in a current year until the Operating Expenses for the previous year has been reconciled by an Annual Statement.
Tenant, or its certified professional accountant, shall have the right to examine Landlord’s books and records showing Operating Expenses and Real Estate Taxes at Tenant’s sole cost and expense. Such examination will be upon reasonable prior notice to Landlord and during normal business hours at any time within four (4) months following the furnishing by Landlord to Tenant of Landlord’s annual statement reconciling estimated operating expenses to actual operating expenses. Tenant shall pay its cost incurred in connection with the audit and shall not be reimbursed by Landlord unless Tenant elects to dispute the statement of Additional Rent and/or Operating Expenses and such statement determined to be in error in Landlord’s favor (i.e., Landlord has overcharged) by more than four percent (4%), in which case, Landlord shall reimburse Tenant the amount of any such error and shall pay Tenant’s reasonable audit costs within thirty (30) days after notice thereof. If such statement is determined to be in error in Landlord’s favor by four percent (4%) or less, Landlord shall reimburse Tenant the amount of such error. Tenant shall have the right to use an auditor of its choice as long as the auditor is a certified professional accountant and whose fee is computed on a contingency basis, if Tenant so chooses.
     51. Landlord’s Right of Entry.
     Upon reasonable notice to Tenant, Landlord shall have access to the Premises for purposes of showing the Premises to current or prospective lenders, to prospective purchasers of the Building and, during the twelve-month period preceding the expiration of the term of this Lease, to prospective tenants.
     52. Surrender.
     Upon the expiration or termination of this Lease or of Tenant’s right to possession, Tenant shall surrender the Premises in a clean undamaged condition, in good working order, reasonable wear and tear and damage by casualty expected, and shall remove all of Tenant’s equipment, fixtures, Tenant Improvements and property and repair all damage caused by the removal and restore the Premises.
     53. Landlord Liability.
     Notwithstanding anything to the contrary in this Lease, neither Landlord nor Landlord’s directors, officers, shareholders, employees, agents, constituent partners, beneficiaries, trustees, representatives, successors or assigns (collectively “Landlord’s Affiliates”) shall be personally responsible or liable for any representation, warranty, covenant, undertaking or agreement contained in the Lease, and the sole right and remedy of the Tenant or any subsequent sublessee or assignee shall be against Landlord’s interest in the Building. Neither Tenant nor any subsequent sublessor or assignee shall seek to obtain any judgment imposing personal liability against Landlord, Landlord’s Affiliates, or their successors or assigns nor execute any judgment or place any lien against any property other than Landlord’s interest in the Building. This Section 53 shall not apply to Landlord’s obligation to pay the Tenant Improvement Allowance. In addition to Tenant’s rights contained herein or available in law or in equity, in the event Tenant obtains a judgment against Landlord (which is not appealed by Landlord) arising out of Landlord’s default under the Lease, Tenant may, to the extent the judgment is not paid by Landlord, elect to set off the amount of the judgment, plus any statutory interest per year, against the next due installments of Rent. Election by Tenant to set off against Rent shall not constitute an election of remedies and Tenant may pursue all remedies available at law and equity to enforce the judgment against Landlord.
     54. No Party To Be Deemed Drafter.

     Landlord and Tenant have both had the opportunity to have counsel examine this Lease and to propose changes to clarify any ambiguities. Accordingly, in any interpretation of this Lease, an ambiguity shall not be resolved by interpreting the Lease against the drafter. The language of this Lease shall be interpreted according to the fair meaning and not for or against either party.
     55. No Intended Third Party Beneficiary.
     Landlord and Tenant may each, separately, deal with other persons in connection with the Premises or with other matters that may also relate to or be the subject of this Lease. Landlord and Tenant do not intend to make any such third person with whom each of them may deal an intended third party beneficiary under this Lease. There is no third person who is an intended third party beneficiary under this Lease. No incidental beneficiary (whatever relationship such person may have with Landlord or Tenant) shall have any right to bring an action or suit, or to assert any claim against Landlord or Tenant under this Lease.
     56. No Offer.
     The submission of this Lease for examination does not constitute a reservation of an option to lease the Premises, and this Lease becomes effective as a lease only upon its execution, delivery by Landlord and Tenant and the payment of the Security Deposit by Tenant within five (5) days after execution.
     57. Time is of the Essence.
     Time is of the essence as to each and every provision of this Lease.
     58. Miscellaneous.
     A. Emergency Generators. Tenant at Tenant’s sole cost and expense (including all maintenance and insurance) shall have the right to utilize two of the three existing emergency generators to be designated by Landlord which are located at the Building. Landlord agrees to designate the two generators based upon which of the generators are currently used to back up the equipment serving the Premises. Landlord makes no representation as to the condition of the generators and Tenant accepts the use of such generators on an AS IS basis without warranty of any kind or fitness for a particular purpose. Upon expiration or earlier termination of this Lease, Tenant shall return the emergency generators to Landlord in a condition not worse than when Tenant received them.
      B. Furniture. The parties hereto agree that Landlord has agreed to allow Tenant to use the furniture contained in the Premises as inventoried on Exhibit C attached hereto for payment of an annual use charge of One Hundred Dollars ($100.00) per calendar year or portion thereof, during each calendar year of the initial Term. Payments for the use of the furniture shall be made to Landlord as Additional Rent. A bill of sale for said furniture will be tendered by Landlord to Tenant only at the end of the expiration of the initial term, upon payment of the annual use charge for the furniture for each calendar year and if Tenant is not in default under this Lease. If for any reason, Tenant fails to make either a rent payment to the Landlord or a furniture use payment, Landlord shall be entitled to immediate repossession of the Premises and the furniture with no further obligation to Tenant.

     C. Fire Alarm System. The parties hereto acknowledge that the current fire alarm system jointly services the Building and another building owned by Landlord located at 4000 Commercial Avenue, Northbrook, Illinois. Landlord shall be responsible for the maintenance of the fire alarm system (as an Operating Expense for the Building appropriately allocated) until such time as the fire alarm system is separated as to the Premises, at which time Tenant shall be responsible for the maintenance of the fire alarm system for the Premises. Landlord shall provide Tenant with 30 days prior written notice before Tenant is required to assume responsibility for the fire alarm system.
     D. Governing Law. This Lease shall be governed by and construed in accordance with the internal laws of the State of Illinois.
     IN WITNESS WHEREOF, the parties hereto have executed these presents, in duplicate, the day and year first above-written.

TENANT		LANDLORD

NANOSPHERE, INC.		MOTOROLA, INC.,
a Delaware Corporation		a Delaware Corporation

By:	Print Name Vijaya Vasista Its: C.O.O.	By:	Print Name: RICHARD J. KRIVA Its: VICE PRESIDENT AND DIRECTOR REAL ESTATE AND DEVELOPMENT

FIRST AMENDMENT TO LEASE
     THIS FIRST AMENDMENT TO LEASE dated as of December 29, 2003, between MOTOROLA, INC., a Delaware corporation having an office at 1303 East Algonquin Road, Schaumburg, Illinois 60196, (hereinafter called “Landlord”) and NANOSPHERE, INC., a Delaware corporation, having an address at 4088 Commercial Avenue, Northbrook, Illinois 60062 (hereinafter called “Tenant”).
      REFERENCE is made to a certain lease dated March 24, 2003 between Landlord and Tenant for a portion of the 4100 Commercial Avenue, Northbrook, Illinois building owned by Landlord, together with the right to use certain parking areas and the common areas, all as more particularly described in the Lease.
     WHEREAS, Landlord and Tenant now desire to make certain modifications to the terms and conditions of the Lease.
     NOW, THEREFORE, Landlord and Tenant, in consideration of the covenants and agreements expressed herein and in the Lease, and other good and valuable consideration, the receipt and the sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree that the Lease shall be amended effective as of the date hereof as follows:
1.	Tenant is contracting for and has agreed to have certain HVAC repairs and modifications (totaling $95,512.78) performed for the Premises which are described and detailed in the attached Exhibit A. Exhibit A is incorporated into this First Amendment of Lease.

2.	Landlord has agreed to grant Tenant, in consideration for performing the HVAC repairs and modifications, a rent abatement in the amount of Forty Seven Thousand Seven Hundred Fifty Six and 39/100 Dollars ($47,756.39) to be used by Tenant for its February, 2004 Base Rent and a portion of its March, 2004 Base Rent until such abatement of Base Rent totals $47,756.39.

3.	In the event of any inconsistencies between the provisions of this First Amendment to Lease and the Lease, the provisions of this First Amendment shall control.

4.	This First Amendment to Lease may be signed in any number of counterparts and each thereof shall be deemed to be an original, and all such counterparts but one and the same agreement.

5.	All capitalized terms as used herein, but not defined herein, shall have the same meaning described to them in the Lease.

6.	This First Amendment shall be binding on successors and assigns of Landlord and Tenant.

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IN WITNESS WHEREOF, the parties have executed this First Amendment as an instrument under seal as of the day and year first above written.

LANDLORD: MOTOROLA, INC.
By:	/s/
Print Name:
Its:

TENANT: NANOSPHERE, INC.
By:
	Print Name:	V. Vasista
	Its:	C.O.O.

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